Exhibit 99.1

TransEnterix Announces St. Marianna University School of Medicine Toyoko Hospital in Japan to Initiate a Senhance Digital Laparoscopy Program

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--March 2, 2020-- TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced that the St. Marianna University School of Medicine Toyoko Hospital, a hospital in the greater Tokyo metropolitan area, has entered into an agreement to lease and utilize a Senhance® Surgical System.

“We are pleased with our continued expansion of the Senhance System into Japan, the world’s second-largest surgical robotics market, where hospitals and laparoscopic surgeons are seeking innovative robotic solutions while also maintaining per-procedure costs similar to laparoscopy,” said Anthony Fernando, president and chief executive officer at TransEnterix. “We look forward to collaborating with St. Marianna University Toyoko Hospital as they launch their Senhance Digital Laparoscopy Program. This represents our third clinical site in Japan and the second added since the beginning of 2020.”

St. Marianna University School of Medicine Toyoko Hospital is one of five hospitals in the St. Marianna University School of Medicine system, and is a 138-bed facility that provides advanced medical care, emergency medicine and comprehensive community-based healthcare.

“Being on the forefront of new technologies and innovation in surgery, especially ones that are cost effective, is highly important to us as we seek to improve patient care,” said Dr. Nobuyoshi Miyajima, the Director of St. Marianna University Toyoko Hospital. “The Senhance Surgical System with its innovative unique technology in micro-laparoscopic instrumentation, advanced visualization capabilities and foundations in laparoscopy will allow us to quickly adapt and evolve our advanced minimally invasive surgical program at Toyoko Hospital.”

Valued at over $40 billion annually, including over $5 billion in capital equipment spending, Japan is the second-largest medical device market in the world with more than 8,400 hospitals across the country. Japanese laparoscopic penetration in surgery is among the highest in the world aligning well with the laparoscopic foundations of the Senhance Surgical System. The Senhance Surgical System was approved for use by the Japanese Ministry of Health, Labor and Welfare (MHLW) in 2019.

The central government has implemented cost containment initiatives on robotics in recent years by establishing reimbursement at the same rate as traditional laparoscopy; this positions the Senhance Surgical System for success with its per procedure costs similar to laparoscopy. The Senhance Surgical System has the broadest procedural reimbursement of any abdominal robotic surgery platform in Japan, which applies to 98 benign and malignant laparoscopic procedures across general, colorectal, gynecologic, pediatric and urologic surgeries at reimbursement rates equivalent to traditional laparoscopy in Category A1.

The Senhance® Surgical System is the first and only digital laparoscopic platform designed to maintain laparoscopic MIS standards while providing haptic feedback, enhanced visualization and robotic precision. Reusable 3 mm and 5 mm standard instruments set the standard in minimally invasive robotic surgery and help maintain per-procedure costs similar to traditional laparoscopy.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today's value-based healthcare environment. The Company is focused on the commercialization of the Senhance Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, Japan and select other countries. For more information, visit www.transenterix.com.

Forward-Looking Statements

This press release includes statements relating to the Senhance System and the St. Marianna University School of Medicine Toyoko Hospital initiating a program with the Senhance System. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether TransEnterix’s collaboration with St. Marianna University Toyoko Hospital will be successful, whether the Senhance System will allow St. Marianna University Toyoko Hospital to quickly adapt and evolve its advanced minimally invasive surgical program, and whether the placement of a Senhance System with St. Marianna University School of Medicine Toyoko Hospital will build a foundation for future Senhance success in Japan. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.
Investor Contact:
Mark Klausner, +1 443-213-0501
invest@transenterix.com

or

Media Contact:
Terri Clevenger, +1 203-682-8297
terri.clevenger@icrinc.com